PROCEPT BioRobotics Reports First Quarter 2022 Financial Results and Increases 2022 Revenue Guidance

REDWOOD CITY, Calif., May 5, 2022 -- PROCEPT® BioRobotics Corporation (Nasdaq: PRCT) (the “Company”), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported unaudited financial results for the quarter ended March 31, 2022.

Recent Highlights

•Total Revenue of $14.2 million for the first quarter of 2022, an increase of 97% compared to the prior year period in 2021
•U.S. system and rental revenue of $7.8 million for the first quarter of 2022, an increase of 70% compared to the prior year period in 2021
•U.S. handpiece and consumables revenue of $4.4 million for the first quarter of 2022, an increase of 174% compared to the prior year period in 2021
•Increased fiscal year 2022 total revenue guidance range to $58.0 million to $62.0 million
•Received positive coverage policy decisions from Aetna US Healthcare, CareFirst and Independence Blue Cross Blue Shield
•Received regulatory approval for the AQUABEAM Robot in Korea and Japan

“We are very pleased with this strong start to 2022 and continue to make important progress in our mission to treat and transform the lives of millions of men suffering from BPH,” said Reza Zadno, Chief Executive Officer. “Our install base significantly expanded during the first quarter and we also increased account utilization. Additionally, the 5-year WATER Study Data published in February further demonstrates our clinical durability and will enhance our ability to drive penetration and utilization.”

First Quarter 2022 Financial Results

Revenue for the first quarter of 2022 was $14.2 million, an increase of 97% compared to the prior year period. The increase was primarily driven by U.S revenues, including both system sales to new hospital customers and increased handpiece revenue. U.S. system revenue was $7.8 million, an increase of 70% compared to the prior year period. Growth was influenced largely by strong underlying demand from high-volume BPH hospitals. As of March 31, 2022, the install base of Aquabeam Robotic Systems in the U.S. was 93 systems. U.S. handpiece and consumable revenue for the quarter was $4.4 million, an increase of 174% compared to the prior year period. International revenue was $1.6 million for the quarter, an increase of 75% compared to the prior year period.

Gross margin for the first quarter 2022 was 54% compared to 49% in the prior year period. Gross margin improvement was primarily attributable to the growth in units sold, higher U.S. handpiece average selling prices and spreading the fixed portion of our manufacturing overhead costs over a larger number of units produced.

Operating expenses in the first quarter of 2022 were $23.4 million, compared with $14.9 million in the prior year period. The increase was primarily driven by increased selling, general and administrative expenses to expand the sales organization and increased expenses associated with being a public company.

Net loss was $17.2 million for the first quarter of 2022, compared to a loss of $12.8 million in the prior year period.

Cash and short-term investments as of March 31, 2022, totaled $284.3 million, while long-term borrowings totaled $50.0 million.

Full Year 2022 Financial Guidance

•The Company projects revenue for the full year 2022 to range from $58 million to $62 million, which represents 68% to 80% growth over the company’s prior year revenue. This compares to previous revenue guidance of $54 million to $58 million.
•The Company reiterates full year 2022 Adjusted EBITDA loss to be in the range of ($63) million to ($60) million.

Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). For more information about the Company’s use of non-GAAP financial measures, please see the section below titled “Use of Non-GAAP Financial Measures (Unaudited).”

Webcast and Conference Call Information
PROCEPT BioRobotics will host a conference call to discuss the first quarter 2022 financial results after the market close on Thursday, May 5th, 2022, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (866) 374-5140 for domestic callers or (808) 238-9813 for international callers, using conference ID: 25960799. Live audio of the webcast will be available on the “Investors” section of the Company’s website at: https://ir.procept-biorobotics.com. The webcast will be archived and available for replay for at least 90 days after the event.

About PROCEPT BioRobotics Corporation
PROCEPT BioRobotics is a surgical robotics company focused on advancing patient care by developing transformative solutions in urology. PROCEPT BioRobotics develops, manufactures and sells the AquaBeam Robotic System, an advanced, image-guided, surgical robotic system for use in minimally invasive urologic surgery with an initial focus on treating benign prostatic hyperplasia, or BPH. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. PROCEPT BioRobotics designed Aquablation therapy to deliver effective, safe and durable outcomes for males suffering from lower urinary tract symptoms, or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. The Company has developed a significant and growing body of clinical evidence, which includes nine clinical studies and over 100 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Use of Non-GAAP Financial Measures (Unaudited)
This press release references Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation. Non-GAAP financial measures are not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any other performance measures derived in accordance with GAAP.

The Company believes that presenting Adjusted EBITDA provides useful supplemental information to investors about the Company in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures the Company uses may not be directly comparable to similarly titled measures of other companies.

Forward Looking Statements
This release contains forward‐looking statements within the meaning of federal securities laws, including with respect to the Company’s projected financial performance for full year 2022, statements regarding the potential utilities, values, benefits and advantages of Aquablation® therapy performed using PROCEPT BioRobotics’ products, including AquaBeam® Robotic System, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware. Forward-looking statements may include statements regarding financial guidance, market opportunity and penetration, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margin, profitability, operating expenses, installed base growth, commercial momentum, overall business strategy, or information regarding the impact of the COVID-19 pandemic and other global events on the Company and its operations. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on From 10-K filed with the SEC on March 22, 2022. PROCEPT BioRobotics does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT BioRobotics’ views as of any date subsequent to the date of this press release.

Important Safety Information
All surgical treatments have inherent and associated side effects. For a list of potential side effects visit https://aquablation.com/safety-information/

Investor Contact:
Gilmartin Group
Matt Bacso, CFA
Matt.bacso@gilmartinir.com

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$ 14,197	$ 7,192
Cost of sales	6,505	3,665
Gross profit	7,692	3,527
Operating expenses:
Research and development	5,011	4,522
Selling, general and administrative	18,385	10,349
Total operating expenses	23,396	14,871
Loss from operations	(15,704)	(11,344)
Interest expense	(1,421)	(1,464)
Interest and other income (expense), net	(60)	(14)
Net loss	$ (17,185)	$ (12,822)
Net loss per share, basic and diluted	$ (0.39)	$ (2.65)
Weighted-average common shares used to
Compute net loss per share attributable to
Common shareholders, basic and diluted	43,855	4,830

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Net loss	$ (17,185)	$ (12,822)
Depreciation and amortization expense	758	915
Stock-based compensation expense	1,552	650
Interest (income) and interest expense, net	1,385	1,450
Adjusted EBITDA	$ (13,490)	$ (9,807)

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED 2022 EBITDA Guidance
(in thousands)
(unaudited)

	Low	High
Net loss	$ (84,400)	$ (81,400)
Depreciation and amortization expense	3,900	3,900
Stock-based compensation expense	11,900	11,900
Interest (income) and interest expense, net	5,600	5,600
Adjusted EBITDA	$ (63,000)	$ (60,000)

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$ 284,288	$ 304,320
Accounts receivable, net	6,992	4,464
Inventory	12,629	13,147
Prepaid expenses and other current assets	4,070	4,242
Total current assets	307,979	326,173
Restricted cash	3,814	777
Property and equipment, net	4,560	5,045
Operating lease right-of-use assets, net	2,877	3,279
Intangible assets, net	1,682	1,750
Total assets	$ 320,912	$ 337,024

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 2,628	$ 2,029
Accrued compensation	4,586	6,475
Deferred revenue	1,368	1,025
Operating lease – current portion	2,181	2,105
Other current liabilities	3,994	4,608
Total current liabilities	14,757	16,242
Note payable – non-current portion	50,254	50,004
Operating lease – non-current portion	1,418	1,991
Loan facility derivative liability	1,533	1,496
Other non-current liabilities	200	200
Total liabilities	68,162	69,933

Stockholders’ equity:
Additional paid-in capital	531,509	528,666
Accumulated other comprehensive loss	(53)	(54)
Accumulated deficit	(278,706)	(261,521)
Total stockholders’ equity	252,750	267,091
Total liabilities and stockholders’ equity	$ 320,912	$ 337,024

PROCEPT BioRobotics Corporation
REVENUE BY TYPE AND GEOGRAPHY
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
U.S.
System sales and rentals	$ 7,754	$ 4,559
Handpieces and other consumables	4,444	1,622
Service	359	72
Total U.S. revenue	12,557	6,253
Outside of U.S.
System sales and rentals	742	272
Handpieces and other consumables	745	603
Service	153	64
Total outside of U.S. revenue	1,640	939
Total revenue	$ 14,197	$ 7,192